                            ASSET PURCHASE AGREEMENT

                                      AMONG

                           PARK-OHIO INDUSTRIES, INC.

                                    (PARENT)

                           GAMCO COMPONENTS GROUP LLC

                                   (PURCHASER)

                                       AND

                          AMCAST INDUSTRIAL CORPORATION

                                    (SELLER)



                           DATED AS OF AUGUST 23, 2004

                                TABLE OF CONTENTS

1.  AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.............................   1

  1.1   ASSETS TO BE CONVEYED...............................................   1
  1.2   EXCLUDED ASSETS.....................................................   3
  1.3   CLOSING.............................................................   4

2.  CONSIDERATION TO BE PAID BY PURCHASER...................................   4

  2.1   PURCHASE PRICE FOR ACQUIRED ASSETS; PAYMENT THEREOF.................   4
  2.2   LIABILITIES ASSUMED BY PURCHASER....................................   5
  2.3   LIABILITIES NOT ASSUMED BY PARENT OR PURCHASER......................   5
  2.4   PURCHASE PRICE ADJUSTMENT...........................................   6
  2.5   SALES TAXES.........................................................   7
  2.6   PRICE ALLOCATION....................................................   7

3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER..................   8

  3.1   ORGANIZATION, GOOD STANDING, AUTHORITY AND ENFORCEABILITY...........   8
  3.2   AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS........................   8
  3.3   CONSENTS............................................................   8
  3.4   AVAILABLE FUNDS.....................................................   8
  3.5   NO BROKERAGE FEES...................................................   8
  3.6   DUE DILIGENCE MATTERS...............................................   8

4.  REPRESENTATIONS AND WARRANTIES OF SELLER................................   9

  4.1   ORGANIZATION, GOOD STANDING AND AUTHORITY...........................   9
  4.2   AUTHORIZATION OF AGREEMENT..........................................   9
  4.3   ACQUIRED ASSETS.....................................................   9
  4.4   FINANCIAL STATEMENTS................................................  10
  4.5   REAL PROPERTY AND LEASEHOLDS........................................  10
  4.6   TANGIBLE PERSONAL PROPERTY OTHER THAN INVENTORY.....................  11
  4.7   INTELLECTUAL PROPERTY ASSETS........................................  12
  4.8   INSURANCE...........................................................  12
  4.9   ENVIRONMENTAL MATTERS...............................................  12
  4.10  EMPLOYMENT MATTERS..................................................  13
  4.11  EMPLOYEE BENEFIT PLANS..............................................  14
  4.12  ASSUMED CONTRACTS...................................................  14
  4.13  CONSENTS............................................................  15
  4.14  LIABILITIES.........................................................  15
  4.15  DISCLAIMER..........................................................  15

  4.16  INVENTORY...........................................................  15
  4.17  PRODUCTS LIABILITY AND WARRANTY.....................................  15
  4.18  CUSTOMERS AND SUPPLIERS.............................................  16
  4.19  LITIGATION..........................................................  16
  4.20  TAXES...............................................................  16
  4.21  AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES....................  16
  4.22  ABSENCE OF CHANGES..................................................  17
  4.23  COMPLIANCE WITH LAWS................................................  17
  4.24  UTILITIES...........................................................  18
  4.25  RECEIVABLES.........................................................  18
  4.26  NO BROKER'S FEES....................................................  18
  4.27  NO OTHER REPRESENTATIONS AND WARRANTIES.............................  18

5.  CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES....................  18

  5.1   REASONABLE EFFORTS; FURTHER ASSURANCES..............................  18
  5.2   COVENANT NOT TO COMPETE.............................................  19
  5.3   ACCOUNTS RECEIVABLE.................................................  19
  5.4   EMPLOYEES...........................................................  19
  5.5   CONSENTS............................................................  20
  5.6   USE OF BUSINESS NAMES BY PURCHASER..................................  20
  5.7   BULK TRANSFER LAWS..................................................  20
  5.8   EMPLOYEE BENEFIT MATTERS............................................  20
  5.9   PRORATIONS..........................................................  21
  5.10  ACCESS TO RECORDS...................................................  21
  5.11  TAX MATTERS.........................................................  21
  5.12  ENVIRONMENTAL MATTERS...............................................  21

6.  CONDITIONS TO CLOSING...................................................  22

  6.1   CONDITIONS TO OBLIGATIONS OF EACH PARTY.............................  22
  6.2   CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT...................  22
  6.3   CONDITIONS TO OBLIGATIONS OF SELLER.................................  23

7.  INDEMNIFICATION.........................................................  24

  7.1   INDEMNIFICATION BY SELLER...........................................  24
  7.2   INDEMNIFICATION BY PARENT AND PURCHASER.............................  26
  7.3   DETERMINATION OF LOSS...............................................  28
  7.4   LIMITATIONS ON INDEMNIFICATION......................................  28
  7.5   INDEMNIFICATION PROCEDURE...........................................  34
  7.6   EXCLUSIVE REMEDY....................................................  35

8.  ADDITIONAL COVENANTS AND AGREEMENTS.....................................  35

  8.1   EXPENSES............................................................  35
  8.2   PUBLIC RELEASES.....................................................  35

9.  MISCELLANEOUS...........................................................  35

  9.1   ENTIRE AGREEMENT....................................................  35
  9.2   AMENDMENTS; WAIVER..................................................  35
  9.3   SUCCESSORS; ASSIGNMENT..............................................  36
  9.4   NOTICES.............................................................  36
  9.5   SEVERABILITY........................................................  37
  9.6   NO THIRD PARTY BENEFICIARY..........................................  37
  9.7   APPLICABLE LAW......................................................  37
  9.8   ARBITRATION.........................................................  37
  9.9   COUNTERPARTS........................................................  38
  9.10  HEADINGS; CONSTRUCTION..............................................  38
  9.11  CONSENT TO SERVICE OF PROCESS AND JURISDICTION......................  38
  9.12  CERTAIN INFORMATION.................................................  39

10. CERTAIN DEFINITIONS.....................................................  39

  10.1  DEFINITIONS.........................................................  39

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated as of August 23, 2004, among Park-Ohio Industries, Inc., an Ohio corporation ("Parent"), GAMCO Components Group LLC, an Ohio limited liability company ("Purchaser") and Amcast Industrial Corporation, an Ohio corporation ("Seller"). Section 10 of this Agreement defines certain capitalized terms used but not elsewhere defined in this Agreement.

                                    RECITALS:

      A. WHEREAS, Seller is engaged in the business of manufacturing and selling to original equipment manufacturers and tier-one suppliers in the automotive industry aluminum castings, produced using gravity and low-pressure production processes, for suspension and brake systems for use on automobiles and light trucks as conducted at the Facilities (the "Business").

      B. WHEREAS, Parent, primarily through its subsidiaries, is a provider of supply chain logistics services and a manufacturer of highly engineered products;

      C. WHEREAS, Purchaser is a direct or indirect wholly owned subsidiary of Parent; and

      D. WHEREAS, Purchaser desires to purchase substantially all of the assets of Seller used exclusively by Seller in or necessary for the operation of the Business (other than the Facility located in Cedarburg, Wisconsin), and Seller desires to sell such assets to Purchaser, all upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto agree as follows:

      1.    AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

            1.1 ASSETS TO BE CONVEYED. On the terms and subject to the conditions set forth herein, and except as provided in Section 1.2 hereof, on the Closing Date (as defined in Section 1.3 hereof), Seller shall convey, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the following assets owned by Seller as of the Closing Date but only to the extent that such assets are used exclusively by Seller in or are necessary for the operation of the Business at the Facilities (collectively, the "Acquired Assets"):

                  (a) All inventories of finished goods, raw materials, work in process, spare parts, replacement and component parts (collectively, the "Inventory");

                  (b) All machinery and equipment, including those items listed on Schedule 1.1(b) (the "M&E");

                  (c) All parts, toolings, dies, jigs, molds, office, maintenance and other supplies, packaging materials, computers, tools, furniture and other tangible personal property, including those items listed on Schedule 1.1(c);

                  (d) The prepaid items, deposits, advance payments, deferred charges and other similar assets listed on Schedule 1.1(d) hereto (the "Prepaid Expenses");

                  (e) All accounts and notes receivable and any security held by Seller for the payment thereof, including those items listed on Schedule 1.1(e) (the "Accounts Receivable");

                  (f) All customer lists, computer software and software in progress, sales brochures, data bases, books and records, correspondence and production records;

                  (g) All warranties and guaranties by, and rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent against, third parties;

                  (h) Seller's right, title and interest in and to all contracts, agreements and commitments (including unfilled customer and purchase orders) to which Seller is a party at the Closing Date or by which any of the Acquired Assets is then bound and, in each case, which are utilized in the conduct of the Business (all of the foregoing to be assigned to Purchaser pursuant hereto (subject to Section 5.5), including the Agreement between Amcast Automotive (Richmond Plant) and United Automobile, Aerospace & Agricultural Implement Workers of America, UAW and Local 2374 dated October 6, 2000 and the Agreement between Amcast Automotive (Cedarburg Plant) and Local 185 Glass Molders, Pottery, Plastics & Allied Workers International Union (AFL-CIO, CLC) dated April 28, 2002 (collectively, the "Union Contracts"), are hereinafter referred to collectively as the "Assumed Contracts" and individually as an "Assumed Contract");

                  (i) Motor vehicles listed on Schedule 1.1(i) hereto;

                  (j) Those leasehold improvements and construction in progress with respect to the Owned Real Property as set forth on Schedule 1.1(j) hereto;

                  (k) All intellectual property licenses, patents, patent applications, copyrights, copyright applications, trademarks, trademark registrations issued or applied for, trade names, computer programs and formula, including those items listed on Schedule 1.1(k) (the "Intellectual Property Assets");

                  (l) The owned real estate described on Schedule 1.1(l), together with all rights of way, licenses, permits, easements and appurtenances thereto (the "Owned Real Property");

                  (m) (i) the Industrial Development Project Lease by and between Amcast and Richmond Power and Light dated August 31, 1992, (ii) the Lease Agreement by and between Amcast and Bellevue Partners, LLC, dated October 28, 1999, including extension dated

November 19, 2003, and (iii) the Lease dated March 9, 1994 between Amcast Automotive, Inc. and GALLERIA EQUITIES, LLC, as successor to FCN Associates, L.L.C., as supplemented by that certain Commencement Date Amendment dated March 6, 1994 and as amended by a First Amendment to Lease dated November 3, 1998 and a Second Amendment to Lease dated March 26, 2004 (collectively, the "Real Property Leases");

                  (n) All business, proprietary and confidential information, including trade secrets, capabilities, technical information, know-how, process technology, ideas, designs, processes, procedures, algorithms, discoveries, inventions, blueprints, engineering data, patterns, bills of materials, and drawings and specifications, and all improvements thereof;

                  (o) All governmental approvals, licenses and permits which are utilized in the conduct of the Business, including those listed on Schedule 1.1(o) (the "Transferred Permits"); and

                  (p) All goodwill associated with the other Acquired Assets.

            1.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section
1.1 hereof to the contrary, Seller is not selling, and Purchaser is not purchasing, pursuant to this Agreement, any of the following, all of which shall be retained by Seller (the "Excluded Assets"):

                  (a) Any cash, investments and other cash equivalents;

                  (b) Seller's minute books, Tax returns and other organizational documents, and Seller's financial records and employment records, other than those employment records pertaining to Employees and allowed to be transferred to Purchaser under applicable Laws;

                  (c) Assets of Seller that are not used in or necessary for the operation of the Business, but as of the Closing Date, are subleased to Affiliates of Seller or other divisions of Seller, including the assets set forth on Schedule 1.2(c);

                  (d) All qualifications to transact business as a foreign corporation, arrangements with registered agents with respect to foreign qualifications, and taxpayer and other identification numbers;

                  (e) Any Tax benefits and rights to refunds, including rights to any net operating losses;

                  (f) Any contracts or rights relating to borrowed money;

                  (g) Any contracts, agreements or rights between Seller and any of its Affiliates, including any Tax-sharing agreements;

                  (h) All insurance contracts and policies, insurance refunds from prepaid insurance, and insurance deposits, recoveries and rights under any current or prior insurance contracts or policies;

                  (i) Any pension, profit sharing, welfare or other benefit plans, and any assets, contracts or rights relating to any such plans;

                  (j) The trademarks, trade names and business names "Amcast," "Izumi" and any and all variations thereof and any related goodwill, trademark applications and registrations, and internet domain names which consist of or incorporate the names "Amcast" and "Izumi" and any and all variations thereof;

                  (k) The real property lease described on Schedule 1.2(k) for the Facility located in Detroit, Michigan;

                  (l) All tangible assets located at Seller's facilities in Dayton, Ohio and at the leased Facility in Detroit, Michigan described on
Schedule 1.2(k);

                  (m) Seller's real property located in Cedarburg, Wisconsin together with all rights of way, licenses, permits, easements and appurtenances thereto (the "Cedarburg Facility");

                  (n) Any assets or rights certain benefits of which are provided to Purchaser pursuant to a mutually acceptable transition services agreement executed by Seller and Purchaser at Closing (the "Transition Services Agreement"); and

                  (o) The assets listed on Schedule 1.2(o).

            1.3 CLOSING. The closing of the transactions herein contemplated (the "Closing") shall, unless another date, time or place is agreed to by the parties, take place at the offices of Seller in Dayton, Ohio, at 10 A.M., local time, simultaneously with the execution of this Agreement and will be effective as of the date of this Agreement (the "Closing Date").

      2.    CONSIDERATION TO BE PAID BY PURCHASER.

            2.1 PURCHASE PRICE FOR ACQUIRED ASSETS; PAYMENT THEREOF. The purchase price for the Acquired Assets shall be $10,000,000 (Ten Million Dollars) (the "Initial Cash Purchase Price"), subject to adjustment pursuant to
Section 2.4 below, plus the assumption of the Assumed Liabilities (as defined in Section 2.2). At the Closing, Purchaser shall pay, in cash, certified check, wire transfer or other immediately available funds ("Immediately Available Funds"), (a) $500,000 of the Initial Cash Purchase Price to an escrow agent designated by Seller and Purchaser, which amount shall be held and disbursed in accordance with the terms of a mutually acceptable escrow agreement ("Escrow Agreement") that provides, among other things, for the escrowed funds to be disbursed to Purchaser to satisfy any indemnification obligations of Seller under Section 7 of this Agreement and the balance to be paid to Seller 18 months after Closing, and (b) the balance of the Initial Cash Purchase Price to Seller, less the $250,000 deposit which Seller previously received from Purchaser and which shall be retained by Seller at Closing.

            2.2 LIABILITIES ASSUMED BY PURCHASER. As further consideration for the purchase of the Acquired Assets and consummation of the other transactions contemplated hereby, on the Closing Date, Purchaser shall, and Parent shall cause Purchaser to, assume and agree to pay, perform and discharge in full, when due, the following liabilities of Seller with respect to the Business (the "Assumed Liabilities") by execution and delivery to Seller of an instrument of assumption reasonably satisfactory to Seller (the "Instrument of Assumption"):

                  (a) All obligations and liabilities arising under or associated with the Assumed Contracts, including all obligations and liabilities arising under or associated with any Assumed Contract requiring the consent of any third party to be assigned to Purchaser pursuant hereto, regardless of whether such consent is delivered to Purchaser at or after Closing; provided, however, that the obligations and liabilities arising under and associated with any Assumed Contract that is the subject of a Material Consent (as defined in Section 6.2(h)) listed on Schedule 6.2(h) hereto shall be assumed, paid, performed and discharged by Purchaser if, and only if, such Material Consent is delivered to Purchaser at Closing; and provided further, however, that the Assumed Liabilities shall not include any pension or welfare benefit plan liabilities arising under or associated with the Union Contracts for periods prior to Closing other than any such welfare benefit plan liabilities that are reflected on, accrued for or reserved against on the Final Closing Working Capital Statement, which shall be Assumed Liabilities;

                  (b) All accounts payable and other liabilities reflected on, accrued for or reserved against in the Final Closing Working Capital Statement, but only to such extent, including all accrued payroll, accrued vacation and accrued sick pay liabilities, medical program liabilities, all accrued payroll Taxes, all accrued real and personal property Taxes (all such Taxes being assumed by Purchaser are referred to in this Agreement as the "Affected Taxes"), workers' compensation claims, and all other current liabilities of Seller with respect to the Business;

                  (c) All product repair and product replacement claims that arise under, and are made pursuant to and consistent with, the terms of Seller's standard outstanding warranty obligations, which terms are specifically identified on Schedule 4.17 hereto (but excluding any Product Liability Claims (as defined in Section 7.1(e)) with respect to any goods manufactured or sold or services provided by the Business before and after Closing, but only to the extent reflected on, accrued for or reserved against in the Final Closing Working Capital Statement; and

                  (d) The employment and retention obligations of Seller set forth on Schedule 2.2(d).

            2.3 LIABILITIES NOT ASSUMED BY PARENT OR PURCHASER. (a) Except for the Assumed Liabilities, neither Parent nor Purchaser shall assume or be liable or responsible for, whether as a successor or otherwise, any obligation or liability of Seller of any kind or nature whatsoever.

            2.4 PURCHASE PRICE ADJUSTMENT.

                  (a) The Initial Cash Purchase Price shall be adjusted by an amount (which may be a positive or negative number) equal to the difference between the Working Capital (as defined below) of the Business at Closing as set forth on the Final Closing Working Capital Statement and $3,625,000 (the "Target Working Capital").

                  (b) Seller shall prepare and deliver to Purchaser within 45 days after Closing an unaudited statement of Working Capital as of the Closing Date in accordance with the same methodologies, assumptions and accounting practices used to prepare the Audited Financial Statements (as defined in Section 4.4) (the "Closing Working Capital Statement") and the methodology used to prepare the Target Working Capital as set forth in Schedule 2.4(b). Purchaser shall provide Seller reasonable access to all books, records and other documents and information requested by Seller to prepare the Closing Working Capital Statement. Purchaser shall have 45 days from the date on which the Closing Working Capital Statement is delivered to it to review the Closing Working Capital Statement (the "Review Period"). During the Review Period Seller shall provide Purchaser reasonable access to the information used by Seller to prepare the Closing Working Capital Statement for purposes of Purchaser's review. Purchaser may dispute items or amounts reflected on the Closing Working Capital Statement on any reasonable basis consistent with this Agreement and with Seller's historical accounting methodologies, assumptions and practices, by delivering to Seller, on or prior to the last day of the Review Period, a notice of objection setting forth, in reasonable detail, each disputed item or amount and the basis for Purchaser's disagreement therewith, together with supporting calculations. If no notice of objection is received by Seller on or prior to the last day of the Review Period, the Closing Working Capital Statement shall be deemed accepted by Parent and Purchaser and shall be final, binding and conclusive on Parent and Purchaser. If Purchaser gives such notice of objection, then Purchaser and Seller shall use their reasonable efforts to resolve such dispute. In the event such dispute is not resolved by the parties within fifteen
(15) days of the receipt of notice of such objection by Seller, then the issues in dispute shall be submitted to BDO Seidman, LLP, certified public accountants (the "Accountants") and the Accountants shall determine the Working Capital of the Business at Closing in accordance with the terms of this Agreement, including the first sentence of this Section 2.4(b), but within the range of differences between the parties. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such workpapers and other documents and information relating to the disputed issues and the Closing Working Capital Statement as the Accountants may request (including a copy of this Agreement) and which are available to that party (or its independent public accountants), and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, which shall be set forth in a written notice delivered to Seller and Purchaser as soon as practical by the Accountants, shall be final, binding and conclusive on the parties for all purposes; and (iii) Parent and Purchaser shall bear one-half and Seller shall bear one-half of the fees of the Accountants for such determination. The Closing Working Capital Statement and Initial Cash Purchase Price, as both are finally adjusted pursuant to this Section, are referred to in this Agreement as the "Final Closing Working Capital Statement" and the "Final Cash Purchase Price," respectively.

                  (c) No later than five (5) business days after the final determination of the Working Capital of the Business at Closing, whether by the passing of the forty-five (45) day objection period without written notice of objection as set forth in subsection (b) above, or by the resolution of the parties or the determination of the Accountants, if the Working Capital of the Business at Closing as finally determined is greater than the Target Working Capital, Purchaser shall pay such difference to Seller, and if the Working Capital of the Business at Closing as finally determined is less than the Target Working Capital, Seller shall pay such difference to Purchaser. Payments must be made in Immediately Available Funds as requested by the party receiving the funds.

                  (d) For purposes hereof, the term "Working Capital" shall mean
(i) the sum of Total Receivables, Total Inventory and Total Other Current Assets, less (ii) the sum of Total Accounts Payable, Total Compensation Accruals, Total Withholding Accruals, Total Accrued Worker's Compensation, Total Benefits Accruals, Total Miscellaneous Accruals and Total Accrued Taxes, as these terms are commonly used as line item categories in the internally prepared balance sheet for the Business. Notwithstanding the foregoing, for purposes of this Agreement, Working Capital shall not include (A) bank debt, (B) costs and expenses associated with the transactions contemplated by this Agreement, or (C) long-term indebtedness and the current portion of any such long term indebtedness.

            2.5 SALES TAXES. Seller shall be responsible for and duly pay one-half, and Purchaser shall be responsible for and duly pay one-half, of all sales, use, excise, transfer, value added and similar Taxes imposed by any Government in any jurisdiction on the purchase and sale of any of the Acquired Assets.

            2.6 PRICE ALLOCATION. Promptly following the determination of the Final Cash Purchase Price pursuant to Section 2.4, Purchaser shall cause to be prepared and delivered to Seller a schedule setting forth the allocation of the Final Cash Purchase Price and the Assumed Liabilities that are taken into account for federal income Tax purposes among the Acquired Assets. Such allocation shall be subject to the review and approval of Seller, which approval shall not be unreasonably withheld or delayed. The allocation of the Final Cash Purchase Price and the Assumed Liabilities shall be made in accordance with (i) the reasonable fair market value of such items and (ii) the provisions of
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and shall be binding, to the extent not in conflict with applicable Law, upon Parent, Purchaser and Seller for all purposes (including financial and regulatory reporting purposes and Tax purposes). Parent, Purchaser and Seller further agree to file, as applicable, their respective U.S. federal income Tax returns and Form 8594 and, to the extent not in conflict with applicable Law, their other Tax returns reflecting such allocation and any other reports required by Section 1060 of the Code, in accordance with said allocation. Each party agrees to prepare and timely file all applicable IRS forms, to cooperate with the other parties in the preparation of such forms and to furnish the other parties with a copy of such forms prepared in draft, within a reasonable period before the due date thereof. In addition, each party agrees to notify the other parties in the event any taxing authority takes or purports to take a position inconsistent with the agreed-upon allocations.

      3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.

      Parent and Purchaser, jointly and severally, represent and warrant to, and covenant and agree with, Seller that:

      3.1 ORGANIZATION, GOOD STANDING, AUTHORITY AND ENFORCEABILITY. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each of Parent and Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement and instrument to be executed by Parent and/or Purchaser in connection herewith have been (or upon execution shall have been) duly executed and delivered by Parent and Purchaser, as applicable, have been duly authorized by all necessary action and constitute (or upon execution shall constitute) legal, valid and binding obligations of Parent and Purchaser, as applicable, enforceable against Parent and Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

      3.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated herein shall result in a violation or breach of, or constitute a default under (i) any agreement, indenture or other instrument to which Parent or Purchaser is a party or by which it is bound, (ii) the organizational and charter documents of Parent or Purchaser, (iii) any judgment, decree, order or award of any court, Government or arbitrator by which Parent or Purchaser is bound, or (iv) any Law applicable to Parent or Purchaser.

      3.3 CONSENTS. The execution and delivery of this Agreement by Parent or Purchaser and the consummation of the transactions contemplated by this Agreement by Parent or Purchaser (i) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, except as specified in Schedule 3.3, and (ii) do not require the consent or approval of Parent's or Purchaser's respective shareholders or boards of directors, except such as have been obtained and are in full force and effect.

      3.4 AVAILABLE FUNDS. Purchaser has readily available to it committed funds sufficient to allow it to consummate the transactions contemplated by this Agreement on a timely basis. 3.5 NO BROKERAGE FEES. Neither Parent, Purchaser nor anyone acting on Parent's or Purchaser's behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates shall be liable.

      3.6 DUE DILIGENCE MATTERS. Parent and Purchaser have carefully evaluated the risks associated with the Acquired Assets and the operation of the Business following the

Closing. Parent and Purchaser have been given the opportunity to ask questions and receive answers from Seller concerning the financial condition of the Business and such other information pertaining to the purchase of the Acquired Assets as Parent and Purchaser desire, and have been given the opportunity to obtain additional information necessary to verify the accuracy thereof. The foregoing shall not serve to diminish any representation or warranty given by Seller hereunder.

      4.    REPRESENTATIONS AND WARRANTIES OF SELLER.

      Seller represents and warrants to, and covenants and agrees with, Parent and Purchaser that:

            4.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Seller has full corporate authority and power to carry on its business as it is now conducted, and to own, lease or operate the Acquired Assets. Seller is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its failure to obtain or maintain such qualification or good standing would reasonably be expected to have a Material Adverse Effect.

            4.2   AUTHORIZATION OF AGREEMENT. (a)

                  (a) Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement and instrument to be executed by Seller in connection herewith have been (or upon execution shall have been) duly executed and delivered by Seller, have been duly authorized by all necessary corporate or partnership action and constitute (or upon execution shall constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law); and

                  (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated herein shall result in a material violation or breach of, or constitute a material default under (i) the Articles of Incorporation or By-Laws of Seller, (ii) any material term or provision of any Assumed Contract or other contract, indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other agreement, instrument or document to which Seller is a party or by which Seller is bound, (iii) any judgment, decree, order or award of any court, Government or arbitrator by which Seller is bound, or
(iv) to Seller's Knowledge any Law applicable to Seller.

            4.3 ACQUIRED ASSETS. Except as set forth in Schedule 4.3, Seller is, or at the Closing shall be, the lawful owner of or have the right to use each of the Acquired Assets owned or used by Seller in the Business, free and clear of all Liens. Except for Excluded Assets and except as set forth on Schedule 4.3, there are no assets or properties used exclusively in or necessary for the operation of the Business and owned by any Person other than Seller that shall not be leased or licensed to Purchaser under a valid, current lease or license arrangement included among the Assumed Contracts or other Acquired Assets. The tangible Acquired Assets shall be in the possession of Seller at Closing or at such other locations set forth on Schedule
4.3. Except for the Excluded Assets, there are no assets or properties used exclusively in or necessary for the operation of the Business as currently conducted by Seller not included in the Acquired Assets.

      4.4 FINANCIAL STATEMENTS. Seller has made available to Parent and Purchaser copies of Seller's audited consolidated balance sheets as at August 31, 2003 and August 31, 2002, and related consolidated audited statements of operations, shareholders' equity and cash flows for each of the three years in the period ended August 31, 2003 (the "Audited Financial Statements"). The Audited Financial Statements include the opinion of Ernst & Young LLP, independent certified public accountants, that such financial statements present fairly, in all material respects, the consolidated financial position of Seller and subsidiaries as at their respective dates and the consolidated results of their operations and cash flows for each of the three years in the period ended August 31, 2003, in conformity with GAAP. Seller also has made available to Parent and Purchaser copies of the unaudited balance sheet of the Business as at May 31, 2004 (the "Unaudited Balance Sheet"), and the unaudited statement of income of the Business for the nine-month period then ended (such unaudited statement of income, together with the Unaudited Balance Sheet, being collectively referred to as the "Unaudited Financial Statements"). Except for footnotes, normal year-end adjustments and as set forth in Schedule 4.4, the Unaudited Financial Statements have been prepared in accordance with the same methodologies, assumptions and accounting practices used to prepare the Audited Financial Statements and present fairly, in all material respects, the financial condition of the Business as at the date thereof and the results of operations of the Business for the nine-month period then ended. The Audited Financial Statements and the Unaudited Financial Statements are collectively referred to in this Agreement as the "Financial Statements."

      4.5   REAL PROPERTY AND LEASEHOLDS. Except as set forth in Schedule 4.5:

            (a) Seller owns, free and clear of all Liens, the Owned Real Property. Seller owns the Cedarburg Facility free and clear of all Liens other than Liens arising under or associated with the Amended and Restated Restructuring Agreement, dated as of August 23, 2003, among Seller, KeyBank National Association and certain other lenders party thereto and certain security and mortgage agreements related to such Amended and Restated Restructuring Agreement.

            (b) The Owned Real Property constitutes all of the real property currently owned by Seller and used for the operation of the Business as presently conducted, other than the Cedarburg Facility and Seller's facility in Dayton, Ohio. The real property leased by Seller under the Real Property Leases constitutes all of the real property leased, subleased to, or otherwise occupied (and not owned) by Seller and used for the operation of the Business as presently conducted, other than the leased real property set forth on Schedule 1.2(k);

            (c) To Seller's Knowledge, each parcel of Owned Real Property, each parcel of real estate leased by Seller under the Real Property Leases and the Cedarburg Facility (collectively, the "Real Property") have adequate access to the existing roads and other public rights of way for the operation of the Business as presently conducted;

            (d) To Seller's Knowledge, the present use, occupancy and operation of the Real Property, and all aspects of the improvements to the Real Property (the "Real Property Improvements"), are in compliance in all material respects with all applicable Laws. To Seller's Knowledge, all Real Property Improvements are located within the lot lines (and within the mandatory set-backs from such lot lines established by applicable Law or otherwise) and not over areas subject to easements or rights of way;

            (e) To Seller's Knowledge, all material certificates of occupancy and other permits and approvals required with respect to the Real Property Improvements and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect, and Seller has not received any notices of violations in connection with such items;

            (f) To Seller's Knowledge, no portion of the Real Property is subject to any classification, designation or determination of any Government or pursuant to any Law that would reasonably be expected to materially restrict the current use, occupancy or operation of the Real Property in connection with the Business as currently conducted;

            (g) Seller has made available to Purchaser correct and complete copies of each Real Property Lease. Each of the Real Property Leases is valid and in full force and effect, and Seller holds a valid and existing leasehold interest under each of the Real Property Leases, free and clear of all Liens. Seller is not in default under the terms of any Real Property Lease, and, to Seller's Knowledge, no events have occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.

      4.6   TANGIBLE PERSONAL PROPERTY OTHER THAN INVENTORY.

            (a) Except as set forth in Schedule 4.6, to Seller's Knowledge all of the M&E and other items of tangible personal property included among the Acquired Assets (other than the Inventory and office and maintenance supplies), or which are leased by Seller pursuant to an Assumed Contract, have been operated by Seller in material conformity with all applicable Laws, manufacturer's operating manuals, manufacturer's warranties, and insurance requirements.

            (b) Except as set forth in Schedule 4.6, to Seller's Knowledge, all lessors of all M&E and other tangible personal property leased to Seller pursuant to an Assumed Contract have performed and satisfied in all material respects their respective duties and obligations under such Assumed Contracts.

      4.7   INTELLECTUAL PROPERTY ASSETS. Except as set forth on Schedule 4.7:

            (a) To Seller's Knowledge, Seller owns or has the right to use each Intellectual Property Asset owned or used by Seller, free and clear of all Liens;

            (b) No interference Actions concerning Seller's use of any of its Intellectual Property Assets are pending with a Government or, to Seller's Knowledge, threatened;

            (c) To Seller's Knowledge, Seller has the right and authority to use the Intellectual Property Assets owned by it in connection with the conduct of the Business in the manner presently conducted and, to Seller's Knowledge, such use does not violate in any respect the legally enforceable rights of any other Person other than any such violation that would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.7, Seller has not received any notice that the use of any Intellectual Property Asset infringes upon or conflicts with any rights claimed by any other Person; and

            (d) Seller has complied in all material respects with the terms of any Assumed Contract respecting Intellectual Property Assets and, to Seller's Knowledge, each other party to such Assumed Contract has complied in all material respects with such terms.

      4.8 INSURANCE. Schedule 4.8 lists each liability, crime, fidelity, fire, product liability, workers' compensation, life and health insurance policy owned by Seller with respect to the Business or the Acquired Assets, including for each policy the name of the insurer, the type of policy and the amount of coverage. Except as set forth on Schedule 4.8, to Seller's Knowledge, Seller has not received any written notice from any such insurance company within the 12 months preceding the date hereof canceling or materially amending any insurance policies applicable to the Business or, except in connection with or as a result of general market or industry conditions, materially increasing the annual or other premiums payable under any of such insurance policies, and to Seller's Knowledge no such cancellation, amendment or material increase of premiums is threatened.

      4.9   ENVIRONMENTAL MATTERS.

            (a) Except as set forth on Schedule 4.9, Seller has not stored, treated, disposed of, managed, generated, manufactured, produced, released (as "release" is defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA")), emitted or discharged in any material respect any toxic, hazardous, explosive or otherwise dangerous materials, substances, pollutants or wastes (as those terms are used in CERCLA, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right-to-Know Act or in any other Environmental Law ), petroleum products, poly-chlorinated biphenyls, urea-formaldehyde foam, or radioactive materials (all of the above being collectively referred to herein as "Hazardous Materials") on, to, in, under or from the Real Property.

            (b) Except as set forth in Schedule 4.9, Seller (i) is conducting and, during all applicable limitations periods, has conducted the Business in material compliance with all Environmental Laws and has obtained and complied with in all material respects all permits, licenses, consents, approvals, registrations and other authorizations required under Environmental Law in order to operate the Business as currently conducted, and (ii) Seller has not been notified that it is potentially liable under, or received any written requests for information or other correspondence under, any Environmental Law concerning the Real Property.

            (c) Except as set forth on Schedule 4.9, Seller has prepared and timely filed with the appropriate jurisdictions all reports and filings required pursuant to any Environmental Law applicable to or affecting the Business or the Acquired Assets, and such reports and filings were accurate in all material respects.

            (d) Schedule 4.9 contains a list of all environmental studies, analyses and reports prepared during the last five years and in Seller's possession relating to the environmental condition of the Real Property, and Seller has made available to Parent and Purchaser copies of all such studies, analyses and reports, if any.

            (e) Except as set forth on Schedule 4.9, no audit or other investigation has been conducted by Seller or, to Seller's Knowledge, by any governmental authority as to environmental matters at the Real Property within the past five (5) years.

            (f) Except as set forth on Schedule 4.9, with respect to the Business or any Acquired Asset, Seller has not sent any Hazardous Material to a site that, pursuant to any Environmental Law, has been placed on the National Priorities List or any similar state list or is subject to, or the source of, any written demand to Seller to take response, removal, corrective, remedial or other responsive action under or pursuant to any Environmental Law or to pay for the costs of any such action at the site.

            (g) Except as set forth on Schedule 4.9, no Action against Seller to enforce or impose liability under any Environmental Laws with respect to the operation of the Business or any Real Property is pending or, to Seller's Knowledge, threatened.

      4.10  EMPLOYMENT MATTERS.

      (a) For each Employee set forth on Schedule 4.10 is such Employee's date of birth, date of hire, the years of service required under each applicable Plan for purposes of eligibility, vesting and accrual of benefits, and annual salary or hourly wage rate, as applicable, and accrued vacation. Seller or an Affiliate has paid in full to all Employees, or made appropriate accruals for on the books of account of Seller, all wages, commissions, bonuses and other direct compensation for all services performed by them. Seller or an Affiliate has withheld or collected from each payment made to each of the Employees the amount of all Taxes required to be withheld or collected therefrom, and Seller or an Affiliate has paid the same when due to the applicable Government agency.

            (b) Except as set forth on Schedule 4.10, (i) there are no pending or, to Seller's Knowledge, threatened claims by any Employee or former Employee against Seller with respect to the Business other than for compensation and benefits due in the ordinary course of employment or workers' compensation claims arising in the Ordinary Course of Business of the Business, (ii) there are no pending or, to Seller's Knowledge, threatened claims against Seller with respect to the Business arising out of any applicable Law relating to employment practices or occupational or safety and health standards of the Business, (iii) there are no pending or, to Seller's Knowledge, threatened labor disputes, strikes or work stoppages against Seller affecting the Business, and (iv) to Seller's Knowledge, there are no union organizing activities in process involving any of the Employees with respect to the Business.

            (c) Schedule 4.10 lists all union and collective bargaining agency agreements to which Seller is a party and that relate to the Business.

            (d) Schedule 4.10 identifies all Employees and former Employees and their dependents receiving health benefits, or eligible to receive health benefits, as required by COBRA. To Seller's Knowledge, notice of the availability of healthcare continuation coverage for Employees, former Employees and their respective dependents and qualified beneficiaries, in accordance with the requirements of COBRA has been provided to all persons entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

      4.11 EMPLOYEE BENEFIT PLANS. Schedule 4.11 hereto lists all plans, programs, agreements, commitments and arrangements, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA, maintained by or on behalf of Seller that provide any present or future benefits or compensation to, or for the benefit of, any Employee or former Employee of Seller, or under which Seller has any present or future liability with respect to any Employees (the "Plans"), complete copies of which have been made available to Parent and Purchaser. To Seller's Knowledge, except as set forth on Schedule 4.11, each Plan, and the administration of each Plan, complies with all applicable Laws (including, in the case of Plans which are intended to be tax-qualified, all applicable provisions of the Code, including Sections 401(a) and 401(k)), except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.11, Seller has not, with respect to the Business, established, maintained or contributed to or otherwise participated in a multi-employer retirement plan (as defined in Section 3(37)(A) of ERISA), any defined benefit plan within the meaning of Section 3(35) of ERISA, or any other plan which is subject to the provisions of Sections 302 or Title IV of ERISA or Section 412 of the Code, and Seller and all Affiliates of Seller have timely made any contributions required by them to any such plan, and have no unpaid withdrawal liability or termination liability under Title IV of ERISA with respect to any such plan.

      4.12 ASSUMED CONTRACTS. Schedule 4.12 sets forth each Assumed Contract that (a) cannot be terminated by Seller within ninety (90) days after the date of this Agreement without any penalty or premium or (b) provides for annual payments or receipts in excess of $100,000.00 in the aggregate. Except as set forth on Schedule 4.12: each Assumed Contract is in full force and effect; Seller has performed in all material respects its obligations under each

Assumed Contract; to Seller's Knowledge each other party to an Assumed Contract has performed in all material respects each of its obligations under such Assumed Contract; and to Seller's Knowledge no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a material default or breach on the part of Seller under any of the Assumed Contracts or on the part of any other party to the Assumed Contracts.

      4.13 CONSENTS. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller
(i) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, except as specified in Schedule 4.13, and
(ii) do not require the consent or approval of Seller's shareholders or board of directors, except such as has been obtained and is in full force and effect.

      4.14 LIABILITIES. To Seller's Knowledge, Seller has no liability or obligation (whether absolute, accrued, contingent or otherwise) with respect to the Business that is of a nature required by GAAP to be recorded on financial statements, except (i) those reflected on, accrued for or reserved against in the Financial Statements or that will be reflected on, accrued for or reserved against in the Final Closing Working Capital Statement, (ii) current liabilities incurred in the Ordinary Course of Business of the Business since the date of the Unaudited Balance Sheet, (iii) relating to transactions disclosed in or contemplated by this Agreement (including the Schedules hereto), (iv) those that have not had and would not reasonably be expected to have a Material Adverse Effect, and (v) as set forth in Schedule 4.14.

      4.15 DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, (I) ALL ACQUIRED ASSETS ARE BEING CONVEYED HEREUNDER ON AN "AS IS, WHERE IS" BASIS AND
(II) EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS OR THE BUSINESS, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES AS TO THE PROSPECTS OF THE BUSINESS AFTER THE CLOSING. ALL OF SUCH EXPRESS AND IMPLIED WARRANTIES AND REPRESENTATIONS ARE HEREBY EXCLUDED, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

      4.16 INVENTORY. To Seller's Knowledge, subject to any reserves included in the Final Closing Working Capital Statement (the "Reserves"), all Inventory reflected on the Final Closing Working Capital Statement shall be of a quality and quantity suitable and useable in the Ordinary Course of Business of the Business, except, subject to Reserves, for excess and obsolete items or items below standard quality that in each case have been written off or written down to net realizable value.

      4.17 PRODUCTS LIABILITY AND WARRANTY. (a) Except as set forth on Schedule 4.17, during the prior three years there has not been any, and currently there is no pending or, to Seller's Knowledge, threatened Action against Seller nor to Seller's Knowledge any circumstance that would reasonably be expected to result in the filing of an Action against Seller, relating to, or otherwise involving, any Product Liability Claims, but excluding any Actions or liability that has not had and would not reasonably be expected to have a Material Adverse Effect.

            (b) Schedule 4.17 contains a true and complete copy of the terms and conditions of Seller's standard warranties which are utilized in the Business. Except as set forth and described on Schedule 4.17, Seller has not modified, either orally or in writing, any of the terms or conditions of such warranty for any Person. Schedule 4.17 sets forth an accurate and complete history for the Business of (i) warranty claims made against Seller during the last three years that resulted in an economic payment by or against Seller, (ii) all unresolved warranty claims, and (iii) product returns during the last six months.

      4.18 CUSTOMERS AND SUPPLIERS. Schedule 4.18 sets forth the name of the 10 largest customers and suppliers of the Business (by dollar volume) in terms of purchases and sales for the years ended August 31, 2003 and August 31, 2002. To Seller's Knowledge, except as set forth in Schedule 4.18, no customer or supplier set forth on Schedule 4.18 intends to discontinue or substantially and adversely change its relationship with Seller with respect to the Business.

      4.19 LITIGATION. Except as set forth in Schedule 4.19, there is no Action pending with a Government or, to Seller's Knowledge, threatened, against or affecting Seller with respect to the Business or any of the Acquired Assets that, if adversely decided, would reasonably be expected to have a Material Adverse Effect.

      4.20 TAXES. Except as set forth on Schedule 4.20, all Taxes that are due and payable by Seller with respect to the Business or the Acquired Assets for all periods through the date of the Unaudited Balance Sheet have been paid or accrued for on the Unaudited Balance Sheet and all such Taxes due and payable by Seller with respect to the Business or the Acquired Assets for all periods through the Closing Date shall be paid or accrued for on the Final Closing Working Capital Statement. Seller has timely and accurately filed all federal, state, local and foreign returns and reports required to be filed with any Government with respect to all Taxes with respect to the Business and the Acquired Assets on or before the date of this Agreement, and there is no pending or, to Seller's Knowledge, threatened, audit of any of those returns by any Government. Except as set forth on Schedule 4.20, there is not now in force any extension of time with respect to the date on which any return relating to any Taxes owed by Seller with respect to the Business or the Acquired Assets was or is due to be filed by Seller, or any waiver or agreement by Seller for the extension of time for the assessment of any such Taxes.

      4.21 AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as set forth in Schedule 4.21, none of the following Persons is a party to any Assumed Contract with Seller: (i) any Person owning, or formerly owning, beneficially or of record, directly or indirectly, a ten percent (10.0%) or more beneficial interest in capital stock of Seller, (ii) any person related by blood, adoption or marriage to any such Person, or (iii) any director or officer of Seller (any or all of the foregoing being herein referred to as "Related Parties"). Except as set forth in Schedule 4.21, the terms of conditions of each Assumed Contract between Seller and a Related Party are, in all material respects, consistent with the terms and conditions that would have been obtainable at the time in a comparable arm's-length transaction. Except as set forth on Schedule 4.21, no

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Related Party has received any loans from or is otherwise a debtor, or has made any loans to or is otherwise a creditor of, Seller, other than any such loans or debts that will be settled on or before Closing or that are not included in the Acquired Assets or Assumed Liabilities and other than ordinary advances to directors and officers of Seller.

      4.22 ABSENCE OF CHANGES. Except as provided for in this Agreement or as set forth in Schedule 4.22 or any other Schedule to this Agreement, since the date of the Unaudited Balance Sheet, to Seller's Knowledge:

            (a) no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect;

            (b) the Business has been operated in the Ordinary Course of Business;

            (c) other than in the Ordinary Course of Business of the Business or as set forth on Schedule 2.2(d), there has been no (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by Seller to any Employee earning $50,000 or more per annum, (ii) Employee hired at a salary in excess of $50,000 per annum, or (iii) commitment to pay any new bonus, profit sharing or other extraordinary compensation to any Employee;

            (d) no liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 has been incurred by Seller with respect to the Business, other than liabilities incurred in the Ordinary Course of Business of the Business since the date of the Unaudited Balance Sheet or reflected in the Final Closing Working Capital Statement;

            (e) Seller has not (i) paid any judgment in excess of $25,000 resulting from any Action against Seller relating to the Business or the Acquired Assets or (ii) made any payment to any Person in excess of $25,000 in settlement of any Action against Seller relating to the Business or the Acquired Assets;

            (f) there has been no sale, transfer, lease or other disposition of any assets of Seller that are necessary for or used exclusively in the Business, other than sales of Inventory in the Ordinary Course of Business of the Business and any other asset that is not material to the current operation of the Business; or

            (g) Seller has not entered into any contract, oral or written, to do or engage in any of the foregoing after the date hereof.

      4.23 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.23, to Seller's Knowledge, Seller is and during all applicable limitations periods has been in compliance with all Laws with respect to the operation of the Business, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.23, to Seller's Knowledge, no event has occurred or conditions exists that would reasonably be expected to give rise to any violation by Seller of any Law in connection with Seller's operation of the Business, except any violation that would not reasonably be expected to have a Material Adverse Effect. Except as set forth on
Schedule 4.23, Seller possesses all Transferred Permits that are necessary for the lawful operation of the Business and is in compliance with all such Transferred Permits.

      4.24 UTILITIES. To Seller's Knowledge, except as set forth on Schedule 4.24, each parcel of Real Property at which the Business is conducted has access to utilities (including electric, natural gas, water, sewer, telephone, and similar services but excluding electronic data transmission services) adequate to operate the Business operated at such Facility in the manner currently conducted.

      4.25  RECEIVABLES. Subject to any reserves set forth in the Final Closing

Working Capital Statement, (i) all Accounts Receivable represent or shall represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business of the Business, and (ii) to Seller's Knowledge, except as set forth on Schedule 4.25, there is no claim, or right of set-off, other than returns in the Ordinary Course of Business of the Business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Account Receivable.

      4.26 NO BROKER'S FEES. Neither Seller nor anyone acting on Seller's behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Parent, Purchaser or any of Affiliate of Parent or Purchaser shall be liable.

      4.27 NO OTHER REPRESENTATIONS AND WARRANTIES. Seller has not made, and Seller shall not be deemed to have made, any representation or warranty other than as expressly made by Seller in this Section 4. Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by Seller in this Section 4, Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent, Purchaser or their Representatives at any time with respect to future revenues, expenses or expenditures or future results of operations, or (ii) except as expressly covered by a representation and warranty contained in this Section 4, any other information or documents (financial or otherwise) made available to Parent, Purchaser or their Representatives before or after the date of this Agreement.

      5.    CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

            5.1 REASONABLE EFFORTS; FURTHER ASSURANCES. Each party shall use its reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby and to cause its respective conditions set forth in Sections 6.1, 6.2 and 6.3 to be satisfied. Each party shall furnish to the other parties and keep the other parties informed concerning the status of its filings and its communications with any Government with respect to its filings. Parent shall cause Purchaser to timely and fully perform all of its agreements and covenants made in, and obligations arising under, this Agreement and each other document executed and delivered by or on behalf of Parent or Purchaser to Seller at

Closing with respect to the transactions contemplated by this Agreement. From time to time after the Closing, each party shall execute and deliver any documents and take any other actions that another party reasonably requests to confirm or effectuate the consummation of the transactions contemplated by this Agreement.

      5.2 COVENANT NOT TO COMPETE. Seller covenants and agrees that it shall not, for the period ending five (5) years after Closing, participate, directly or indirectly, in the ownership, management, financing or control of, or act as a consultant or agent to, or furnish services or advice to, any Person that develops, manufactures or sells Competitive Products to original equipment manufacturers and tier-one suppliers in the automotive industry (a "Competitive Business"). For purposes of this Agreement, "Competitive Products" means aluminum castings, produced using gravity and low-pressure production processes, for suspension and brake systems. The geographic scope of the foregoing covenants is worldwide. The covenants set forth in this Section shall not prohibit Seller or its Affiliates from, directly or indirectly, (i) entering into any contract, arrangement or other relationship with any Person that is not for any Competitive Product (by way of example, Seller may enter into an agreement to sell products that are not Competitive Products to a company that operates a Competitive Business as a division, subsidiary or other Affiliate),
(ii) making any equity investments in any publicly owned company that conducts a Competitive Business, provided that the investment does not confer control of more than 5% of the outstanding voting securities of such company upon Seller, or (iii) acquiring any Person that conducts a Competitive Business with revenues of less than $100 million if Seller or the applicable Affiliate divests itself within 12 months after such acquisition of that portion of the business of the acquired Person that constitutes a Competitive Business. The parties agree and intend that the time period, geographic coverage and scope of the covenants set forth in this Section 5.3 are reasonable. The covenants set forth in this
Section 5.3 will not extend to or bind any purchaser of the assets of the businesses being retained by Seller and its Affiliates (other than any purchaser who is an Affiliate of Seller at the time of the purchase).

      5.3 ACCOUNTS RECEIVABLE. Seller agrees to promptly forward to Purchaser any monies, checks or negotiable instruments received by Seller after the Closing Date relating to any Accounts Receivable for Purchaser's own account. Seller hereby appoints Purchaser as its attorney-in-fact to endorse, cash and deposit any monies, checks and other negotiable instruments so forwarded to Purchaser.

      5.4 EMPLOYEES. On and effective as of the Closing Date, Purchaser shall offer employment to all of the Employees on substantially the same terms and conditions, including pay and benefits, as they enjoy on the Closing Date or those which Purchaser or Parent provides to its similarly situated employees. Purchaser shall also take all other steps necessary to eliminate any obligation of Seller or any of its Affiliates under the Worker Adjustment and Retraining Notification Act and related regulations ("WARN") and any similar Laws to give notice of the transfer of any operations or the loss of employment or loss of pay or benefits or to pay any amounts in lieu of such notice. Those Employees who accept offers of employment are referred to as the "Hired Employees." In addition, after Closing Parent and Purchaser shall comply with the notice provisions of WARN and any similar Laws in connection with the termination of any Hired Employees by Purchaser. Purchaser's commitment to hire all of the Employees shall not be construed as a contract of employment and all of the Employees hired by Purchaser shall be employees at will except to the extent expressly agreed in writing by Purchaser with respect to any individual Employee. To the extent that any employees or agents of Seller make recommendations to Parent or Purchaser relating to discontinuation of employment of any of the Employees, such persons shall be deemed to be acting as agents of Parent and Purchaser for such purpose. The parties agree that the provisions of this Section are solely among and for the benefit of the parties hereto and do not inure to the benefit of or confer rights upon any third party, including any Employees.

      5.5 CONSENTS. Each party shall use its reasonable efforts to cooperate with the other party to obtain any necessary consent to assignment and transfer of the Acquired Assets to Purchaser at Closing. If consent to a particular Acquired Asset is not obtained or if such assignment is not permitted regardless of consent, Seller shall use its reasonable efforts to cooperate with Purchaser (at Purchaser's cost) in any reasonable arrangement designed to provide Purchaser all material benefits of that Acquired Asset.

      5.6 USE OF BUSINESS NAMES BY PURCHASER. To the extent the trademarks, service marks, brand names or trade, corporate or business names of Seller that are not included in the Acquired Assets but are used by the Business on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials included in the Acquired Assets ("Marked Materials") or appear on Inventory at the Closing, Purchaser shall remove, "sticker over" or obscure such trademarks, service marks, brand names or trade, corporate or business names to the extent commercially feasible and, to the extent not commercially feasible, may use such Marked Materials or sell such Inventory after the Closing for a period of 90 days without altering or modifying such Marked Materials or Inventory, or removing such trademarks, service marks, brand names, or trade, corporate or business names, but Purchaser shall not thereafter use such trademarks, service marks, brand names or trade, corporate or business names in any other manner without the prior written consent of Seller. Neither Parent nor Purchaser shall otherwise use, attempt to register or otherwise seek protection for, or challenge Seller's ownership of, such trademarks, service marks, brand names or trade, corporate or business names. Any rights in and to such trademarks, service marks, brand names or trade, corporate or business names that may accrue to Parent or Purchaser and/or are deemed to accrue to Parent or Purchaser subsequently by operation of Law or otherwise shall inure to the benefit of Seller.

      5.7 BULK TRANSFER LAWS. Parent and Purchaser hereby waive compliance with any bulk transfer Laws applicable to the transactions contemplated by this Agreement.

      5.8 EMPLOYEE BENEFIT MATTERS. At Closing, or as soon as practicable thereafter, Purchaser shall cause a defined contribution plan sponsored by Parent, Purchaser or one of their Affiliates and which, to the knowledge of Parent and Purchaser, is in all material respects qualified under Section 401(a) of the Code and otherwise organized and operated in compliance with applicable Law to accept rollovers of amounts distributed from qualified plan accounts of Hired Employees maintained in any qualified plan sponsored by Seller. Any such rollover shall be accomplished in accordance with applicable Law, and the parties agree to reasonably cooperate to accomplish such rollovers. With respect to any amounts so rolled over, Seller shall have no, and disclaims all, fiduciary or other responsibilities for acts and omissions occurring after such rollover under any plan maintained by Parent, Purchaser or any of their Affiliates, and Parent and Purchaser shall have no, and disclaim all, fiduciary or other responsibilities for acts and omissions occurring prior to such rollover under any qualified retirement plans maintained by Seller.

      5.9 PRORATIONS. All personal and real property Taxes affecting the Acquired Assets that are not included in the Assumed Liabilities shall be prorated to the Closing Date on a due date basis as if paid in advance (regardless of the practice of the applicable taxing authority). Unless otherwise an Assumed Liability and except for any installments payable by any lessor under the Real Property Leases and except as otherwise provided under the Cedarburg Lease, Seller shall pay all installments of special assessments with respect to the Real Property that come due on or before the Closing Date, and Purchaser shall pay all such installments that come due after the Closing Date. Except to the extent included in the Assumed Liabilities, all water, sewer, utility and other similar charges, and all prepaid rent and other similar credits, affecting the Real Property shall be prorated to the Closing Date (with Closing Date meter readings as appropriate). The foregoing prorations shall be paid by Purchaser to Seller, insofar as feasible, at the Closing, or to the extent not feasible, within 30 days following the Closing, by Immediately Available Funds. Any errors or omissions in computing prorations at the Closing, or any re-computations required as a result of facts that become known after the Closing, shall be corrected (and paid as specified above) as soon as practicable thereafter.

      5.10 ACCESS TO RECORDS. Each party shall preserve for six years after Closing all business records relating to the Business and shall provide each other party and its Representatives, during reasonable business hours and upon reasonable advance notice, access to and the right to copy (at the other party's own expense) such records for any legitimate business purpose, including a Tax audit or governmental inquiry, and each party to whom the records are disclosed hereby agrees to keep confidential any confidential or proprietary information included in those records and to use the records for no other purpose.

      5.11 TAX MATTERS. The parties shall cooperate in the preparation of all federal, state, local and foreign Tax returns and reports for which one party could reasonably require the assistance of another party, including providing any information reasonably requested by another party to assist in the preparations of any such returns.

      5.12 ENVIRONMENTAL MATTERS. With respect to the Cedarburg Facility, as soon as reasonably practicable after Closing, Seller shall:

            (a) Revise the Cedarburg Facility's Spill Prevention Control and Countermeasures Plan so that it accurately reflects current facility conditions, is certified by a professional engineer and otherwise complies with applicable Environmental Law; and

            (b) Revise the Cedarburg Facility's Storm Water Pollution Prevention Plan in accordance with applicable Environmental Law.

Purchaser acknowledges and agrees that after Closing Purchaser (and not Seller) shall have the obligation to comply with the plans referenced in Sections 5.12(a) and (b) above (the "Environmental Plans") and to update or amend the Environmental Plans in accordance with applicable Environmental Law, provided, however, that Seller acknowledges and agrees that Seller (and not Purchaser) shall have the obligation to construct and install, at Seller's sole cost and expense, any improvements required in order to bring the Environmental Plans into compliance with applicable Environmental Law as of the Closing Date.

      6.    CONDITIONS TO CLOSING.

            6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. (a) As a condition to the obligations of Parent, Purchaser and Seller to consummate the transactions contemplated hereby (which condition may be waived by any party and which shall be deemed to have been waived in whole if the Closing occurs), all consents, approvals and authorizations of, and any filings with or notices to, any Government, as well as any consents under Sellers' credit facilities, that are necessary for the consummation of the transactions contemplated by this Agreement must have been received and must be in full force and effect.

            6.2 CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT. As an additional condition to the obligation of Parent and Purchaser to consummate the transactions contemplated hereby (which condition may be waived by Parent, as to itself and Purchaser, in whole or in part, and which shall be deemed to have been waived in whole if the Closing occurs), Parent and Purchaser must have received the following documents, dated the Closing Date:

                  (a) A copy, certified by an authorized officer of Seller, of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

                  (b) A bill of sale for the Acquired Assets and such other bills of sale and assignments, in form and substance reasonably satisfactory to counsel for Purchaser, covering items of tangible and intangible personal property included in the Acquired Assets;

                  (c) Certificates of title to the motor vehicles identified on Schedule 1.1(i) hereto, duly endorsed, completed and acknowledged for transfer;

                  (d) General warranty deeds to the Owned Real Property and the Real Property Improvements;

                  (e)   The Transition Services Agreement;

                  (f)   The Escrow Agreement;

                  (g) A lease, on terms acceptable to Purchaser and Seller, under which Purchaser leases the Cedarburg Facility from Seller (the "Cedarburg Lease");

            (h) The consents set forth on Schedule 6.2(h) (the "Material Consents");

            (i) One or more instruments assigning the Real Property Leases to Purchaser and providing for the assumption by Purchaser of Seller's obligations thereunder pursuant to the Instrument of Assumption (collectively, the "Lease Assignment"); and

            (j) Such further documents and instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets or any part thereof as Purchaser may reasonably require to assure the sale and assignment of the Acquired Assets as contemplated by this Agreement.

      6.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions (any of which condition may be waived, in whole or in part, by Seller in writing and shall be deemed to be waived in whole if the Closing occurs):

            (a) Tender of Purchase Price. Purchaser must have tendered the Initial Cash Purchase Price for the Acquired Assets in Immediately Available Funds pursuant to Section 2.1 of this Agreement; and

            (b) Additional Closing Documents of Purchaser. Seller must have received at the Closing the following documents, each dated the Closing Date:

                  (i) Copies, certified by the respective Secretaries of Parent and Purchaser, of resolutions of the respective boards of directors of Parent and Purchaser authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;

                  (ii) The Instrument of Assumption, duly executed by Parent and Purchaser, pursuant to Section 2.2 hereof;

                  (iii) The Transition Services Agreement;

                  (iv)  The Escrow Agreement;

                  (v)   The Cedarburg Lease;

                  (vi)  The Lease Assignment; and

                  (vii) Such further documents and instruments reasonably requested by Seller to assure the assumption of the Assumed Liabilities as contemplated by this Agreement.

      7. INDEMNIFICATION.

            7.1 INDEMNIFICATION BY SELLER. Subject to the terms hereof, irrespective of any investigation (including any environmental investigation or assessment or any due diligence review or investigation) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation of Seller in this Agreement, Seller agrees to defend, indemnify and hold Parent, Purchaser and their directors, officers, Affiliates and Representatives (the "Purchaser Indemnified Parties") harmless from and against any claim, liability, expense, loss or other damage (including reasonable attorneys' fees and expenses) (collectively, "Claims") asserted against, imposed upon or incurred by any Purchaser Indemnified Party by reason of, resulting from or arising out of:

                  (a) any breach by Seller of any representation or warranty made by Seller in Section 4 of this Agreement or in the Cedarburg Lease or any other any document executed and delivered by or on behalf Seller to Purchaser at Closing with respect to the transactions contemplated by this Agreement;

                  (b) any breach or non-performance by Seller of any covenant or agreement made by Seller in this Agreement or in the Cedarburg Lease or any other document executed and delivered by or on behalf of Seller to Purchaser at Closing with respect to the transactions contemplated by this Agreement;

                  (c) failure to comply with any bulk sale statutes applicable to the transactions contemplated by this Agreement;

                  (d) any Plan liabilities of Seller or any other benefit liabilities of Seller or any Affiliate of Seller (other than any such Plan or other benefit liabilities included in the Assumed Liabilities);

                  (e) any injury or damage alleged to have been caused by or the result of any product sold, distributed or otherwise placed in the stream of commerce by or on behalf of Seller in the Business on or prior to the Closing, or manufactured by or on behalf of Seller in the Business on or prior to the Closing, but not including any Claims solely for product repair or product replacement that arise under, and are made pursuant to and consistent with, the terms of Seller's standard outstanding warranty obligations, which terms are specifically identified on Schedule 4.17 (collectively, the "Product Liability Claims"). For purposes of clarification, if a Claim is made by a third party solely for product repair or replacement arising under and made pursuant to and consistent with, the terms of Seller's standard outstanding warranty obligations (a "Warranty Claim"), Seller shall have no obligation to indemnify the

Purchaser Indemnified Parties for such Warranty Claim pursuant to this Section 7.1(e). However, if a third party pursues two claims, one of which is a Warranty Claim, and the other of which is brought as a result of injury or damage alleged to have been caused by or as the result of a product sold, manufactured, distributed or otherwise placed in the stream of commerce by or on behalf of Seller in the Business on or prior to the Closing, Seller shall have no obligation to indemnify the Purchaser Indemnified Parties for the Warranty Claim pursuant to this Section 7.1(e), however Seller shall indemnify the Purchaser Indemnified Parties for the Claim brought as a result of injury or damage alleged to have been caused by or as the result of a product sold, manufactured, distributed or otherwise placed in the stream of commerce by or on behalf of Seller in the Business on or prior to the Closing pursuant to this Section 7.1(e);

                  (f) each of the following matters:

                        (i) any violation of or non-compliance with any Environmental Law by Seller with respect to the operation of the Business occurring before or existing as of the Closing Date;

                        (ii) any generation, treatment, storage, transport, management, use, handling, disposal, leakage, spill or release of any Hazardous Material on, under or from the Real Property on or before Closing;

                        (iii) any disposal or arrangement for disposal of any Hazardous Material from the Real Property directly or indirectly arranged for by or on behalf of Seller on or before the Closing Date;

                        (iv) any Recognized Environmental Condition (as defined in ASTM E1527-00, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process) or any Hazardous Materials which existed on or before the Closing Date on the Real Property;

                        (v) any PCB Contamination (and for purposes of this Section 7.1(f)(v), there shall be a rebuttable presumption that any PCB Contamination that was present in the environment at, on or emanating from the Real Property or present in any equipment or machinery included in the Acquired Assets located thereon was present prior to the Closing Date);

                        (vi) any failure of Seller to comply with the AOC or with Seller's covenants under Section 5.12 of this Agreement;

                        (vii) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, diminution in property value, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person, property (real or personal) or any Acquired Assets arising from or related to any Hazardous Material that was (A) present on or before the Closing Date on or at the Real Property (or present on any other property, if such Hazardous Material emanated from any Real Property and was present on any Real Property, on or prior to the Closing Date) or (B) released by any Person on or at any Real Property or any Acquired Assets at any time on or prior to the Closing Date;

                        (viii) any and all necessary and reasonable costs and expenses, including costs of environmental studies, field investigations, remedial design and work and any and all necessary remediation related to the matters set forth in clauses (i) through (vii) of this Section 7.1(f); and

                        (ix) any entry by Seller or its Representatives onto any affected Real Property in connection with the performance of any Work under
Section 7.4(j) of this Agreement;

                  (g) any brokerage or finders' fees arising out of the transaction contemplated hereby owing to any party engaged by Seller;

                  (h) any Tax liability of Seller that is not included in the Assumed Liabilities or that is not the responsibility of Parent or Purchaser under Section 2.5 above;

                  (i) any sale-success fees payable to any employees of Seller in connection with the closing of the transaction contemplated by this Agreement in excess of $160,000 in the aggregate;

                  (j) (i) any recall by a third party of a product of such third party which utilizes a product of Seller sold, distributed or otherwise placed in the stream of commerce by or on behalf of Seller in the Business on or prior to the Closing, or manufactured by or on behalf of Seller in the Business on or prior to the Closing, for purposes of repair or replacement of such product of Seller (a "Product Recall"), but excluding any Claims with respect to the Product Recall to the extent that they are solely for product repair or product replacement that arise under, and are made pursuant to and consistent with, the terms of Seller's standard outstanding warranty obligations, and (ii) any Claims solely for product repair or product replacement of any product of Seller sold, distributed or otherwise placed in the stream of commerce by or on behalf of Seller in the Business on or prior to the Closing, or manufactured by or on behalf of Seller in the Business on or prior to the Closing in excess of the amount reflected on, accrued for or reserved against in the Final Closing Working Capital Statement, regardless of whether such Claims arise under Seller's standard outstanding warranty obligations; and

                  (k) the enforcement of the indemnification rights under this
Section 7.

Seller's obligation to defend, indemnify and hold the Purchaser Indemnified Parties harmless from and against any Claims pursuant to Sections 7.1(b)-(k) is made notwithstanding, and shall not be affected or diminished in any way by, any disclosure contained in or on this Agreement or the Schedules.

            7.2 INDEMNIFICATION BY PARENT AND PURCHASER. Subject to the terms hereof, irrespective of any investigation (including any environmental investigation or assessment or any due diligence review or investigation) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation of Parent or Purchaser in this Agreement, Parent and Purchaser, jointly and severally, agree to defend, indemnify and hold Seller and its directors, officers,

Affiliates and Representatives (the "Seller Indemnified Parties") harmless from and against any Claim asserted against, imposed upon or incurred by any Seller Indemnified Party by reason of, resulting from or arising out of:

                  (a) the Assumed Liabilities;

                  (b) excluding matters addressed in Sections 7.2(c), Parent's or Purchaser's conduct of the Business or use of the Acquired Assets after Closing;

                  (c) (i) any Tax liability of Parent or Purchaser that is not the responsibility of Seller under Section 2.5 above, (ii) any injury or damage caused by or the result of any product sold, distributed or otherwise placed in the stream of commerce by or on behalf of Parent or Purchaser in the Business after Closing (other than any such product that was manufactured by or on behalf of Seller on or before Closing), or manufactured by or on behalf of Parent or Purchaser in the Business after Closing, (iii) any recall by a third party of a product of such third party which utilizes a product sold, distributed or otherwise placed in the stream of commerce by or on behalf of Parent or Purchaser in the Business after Closing (other than any such product that was manufactured by or on behalf of Seller on or before Closing), or manufactured by or on behalf of Parent or Purchaser in the Business after Closing, (iv) any pension or other employee benefit liability of Parent or Purchaser, and (v) any failure by Seller, Purchaser or their respective Affiliates to comply, in connection with the transactions contemplated by this Agreement, with the Union Contracts, or with the National Labor Relations Act and any other Laws relating to labor or employment with respect to the Union Contracts, Employees covered by the Union Contracts or the applicable unions under the Union Contracts, but with respect to Seller and its Affiliates only to the extent that any such Claims result from or arise out of any failure to provide proper and timely notice of the transactions contemplated by this Agreement to the applicable unions under the Union Contracts and any failure to afford such unions the opportunity to bargain about the effects of such transactions; provided, however, this shall not result in any indemnification of Seller by Purchaser or Parent of any Plan liabilities that are not Assumed Liabilities.

                  (d) [Reserved];

                  (e) any brokerage or finders' fees arising out of the transaction contemplated hereby owing to any party engaged by Parent or Purchaser;

                  (f) any breach by Parent or Purchaser of any representation or warranty made by Parent or Purchaser in Section 3 of this Agreement or in the Cedarburg Lease or any other document executed and delivered by or on behalf of Parent or Purchaser to Seller at Closing with respect to the transactions contemplated by this Agreement;

                  (g) any breach or non-performance by Parent or Purchaser of any covenant or agreement made by Parent or Purchaser in this Agreement or in the Cedarburg Lease or any other document executed and delivered by or on behalf of Parent or Purchaser to Seller at Closing with respect to the transactions contemplated by this Agreement; and

                  (h) the enforcement of the indemnification rights under this
Section 7.

Parent's and Purchaser's obligation to defend, indemnify and hold the Seller Indemnified Parties harmless from and against any Claims pursuant to Sections 7.2(a)-(e) and Sections 7.2(g)-(h) is made notwithstanding, and shall not be affected or diminished in any way by, any disclosure contained in or on this Agreement or the Schedules.

            7.3 DETERMINATION OF LOSS. Indemnification pursuant to this
Section 7 shall be payable with respect to any Claim described herein as subject to indemnification upon the happening of the earlier of the following:

                  (a) Resolution of such Claim by mutual agreement of Seller, Parent and Purchaser; or

                  (b) The issuance of a final, non-appealable judgment, award, order or other ruling by an arbitrator pursuant to Section 9.8 hereof or by a court of competent jurisdiction.

            7.4 LIMITATIONS ON INDEMNIFICATION.

                  (a) Seller shall not have any liability under this Section 7 until the aggregate amount of all Claims described in Section 7.1 exceeds $150,000 (the "Threshold Amount"), and then only for the amount by which such Claims exceed the Threshold Amount. Upon reaching the Threshold Amount, Seller shall be liable to the Purchaser Indemnified Parties with respect to Claims described in Section 7.1 in excess of the Threshold Amount up to an aggregate amount of $2,500,000 (the "Cap"). Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 7.4(a) will not apply to a Claim (i) for a breach of a representation or warranty contained in Section 4.2(a) or the first sentence of Section 4.3, (ii) under Sections 7.1(b)-(j),
(iii) under Section 7.1(k) except to the extent the Claim relates to enforcement of indemnification rights under Section 7.1(a) (in which case the Claim, to the extent otherwise applicable hereunder, will be subject to the Threshold Amount and the Cap), or (iv) for fraud.

                  (b) Neither Parent nor Purchaser shall have any liability under this Section 7 until the aggregate amount of all Claims described in
Section 7.2 exceeds the Threshold Amount, and then only for the amount by which such Claims exceed the Threshold Amount. Upon reaching the Threshold Amount, Parent and Purchaser shall be liable to the Seller Indemnified Parties with respect to Claims described in Section 7.2 in excess of the Threshold Amount up to an aggregate amount equal to the Cap. Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 7.4(b) will not apply to a Claim (i) under Sections 7.2(a), 7.2(c)-(e), and 7.2(g), (ii) under 7.2(h) except to the extent the Claim relates to enforcement of indemnification rights under Sections 7.2(b) or 7.2(f) (in which case the Claim, to the extent otherwise applicable hereunder, will be subject to the Threshold Amount and the Cap), or (iii) for fraud.

                  (c) No Claim may be made by any Purchaser Indemnified Party or Seller Indemnified Party under Sections 7 unless the indemnifying party shall have received a written claim for indemnification from the person seeking such indemnification as provided herein on or before the expiration of eighteen (18) months following the Closing Date (the "Indemnity Period"); provided, however, that:

                        (i) with respect to Claims for indemnification under
Section 7.1(a) or 7.2(f), as applicable, for a breach of the representations and warranties in Sections 3.1, 3.2, 4.1, 4.2, 4.3 (as it relates to good title to the Acquired Assets), 4.11 (with respect to the last two sentences thereof) and 4.20, the Indemnity Period shall be thirty (30) days following the expiration of the applicable statute of limitations for the assertion by third parties of claims that would give rise to indemnification under Sections 7.1(a) or Section 7.2(f) for the breach of such representations and warranties;

                        (ii) with respect to Claims for indemnification under
Section 7.1(a) for a breach of Section 4.9 or Claims for indemnification under
Section 7.1(f), the Indemnity Period shall be the expiration of ten (10) years following the Closing Date except with respect to Claims for indemnification under Section 7.1(a) for a breach of Section 4.9 or Claims for indemnification under Section 7.1(f) that, in each case, directly or indirectly relate to the Cedarburg Facility, in which case the Indemnity Period shall have no expiration following the Closing Date;

                        (iii) with respect to Claims for indemnification under Sections 7.1(b) or 7.2(g), the Indemnity Period shall be thirty (30) days following the expiration of the applicable statute of limitations for the assertion of a claim for the breach of the covenant or agreement for which indemnification is sought;

                        (iv) with respect to Claims for indemnification under Sections 7.1(c)-(e), Sections 7.1(h)-(j), or under Section 7.2(c), the Indemnity Period shall be ten (10) years after the Closing Date;

                        (v) with respect to Claims for indemnification under Sections 7.1(g) or 7.2(e), the Indemnity Period shall be three (3) years after the Closing Date;

                        (vi) with respect to Claims for indemnification under
Section 7.2(a), the Indemnity Period shall have no expiration following the Closing Date; and

                        (vii) with respect to Claims under Sections 7.1(k) or 7.2(h) for the enforcement of indemnification rights, the Indemnity Period shall be the same as the Indemnity Period that applies to the indemnification rights being enforced. For example, if Purchaser seeks indemnification against Seller under 7.1(a), then the Indemnity Period applicable to the Claim under 7.1(a) shall be the Indemnity Period for the assertion of a related Claim under Section 7.1(k).

                  (d)

                        (i) Except with respect to Claims under Section 7.1(f), to the extent that recovery from a third party is available to any Purchaser Indemnified Party to cover any item for which indemnification may be sought hereunder, Parent and Purchaser shall exhaust, and cause each other Purchaser Indemnified Party to exhaust, all available remedies or causes of action to recover the amount of its claim as may be available from such other third party and shall only seek indemnification against Seller in the event that any Purchaser Indemnified Party fails to obtain such reimbursement from a third party or if such reimbursement is insufficient to satisfy the claim (and in the latter instance shall only seek indemnity for the amount of such deficiency).

                        (ii) To the extent Seller indemnifies any Purchaser Indemnified Parties on any Claim (including any Claim under Section 7.1(f)), Parent and Purchaser shall, and shall cause each other Purchaser Indemnified Party to, assign to Seller, to the fullest extent allowable, their rights and causes of action with respect to such Claim against third parties, or in the event assignment is not permissible, Seller shall be allowed to pursue such Claim in the name of Parent and Purchaser and each other Purchaser Indemnified Party, as applicable, at Seller's expense. Seller shall be entitled to retain all recoveries for its own accounts made as a result of any such action. Parent and Purchaser shall provide, and shall cause each other Purchaser Indemnified Party to provide, at no expense to themselves, to Seller reasonable assistance in prosecuting such Claim, including making their books and records relating to such Claim available to Seller and making their employees available for interviews and similar matters. If Parent, Purchaser or any other Purchaser Indemnified Party recovers from a third party any part of a Claim that had been paid by Seller pursuant to its indemnification obligations hereunder, Parent and Purchaser shall, and shall cause each other Purchaser Indemnified Party to, promptly remit to Seller the amount of such recovery without regard to the time limitations described in Section 7.4(c).

                  (e) In computing the amount of any indemnification to which any Purchaser Indemnified Party may be entitled under this Section 7 by virtue of a breach of Sections 4.4 or 4.14, if the amount of any liability has been understated or unrecorded, on one hand, but on the other hand the amount of any other liabilities has been overstated or any assets understated, only the net effect (benefits or detriment as the same are determined in accordance with GAAP) of such errors shall be taken into account.

                  (f) Any amounts recoverable by any Purchaser Indemnified Party from Seller under this Section 7 shall be treated as an adjustment to the Final Cash Purchase Price or Assumed Liabilities, as appropriate.

                  (g) No Purchaser Indemnified Party shall be entitled to any indemnity (i) on account of consequential, incidental or indirect damages or losses (unless such damages or losses are asserted against any Purchaser Indemnified Party by a third party) and, in particular, no "multiple of profits" or other items shall be applied in calculating any indemnity amount, or (ii) in respect of any claim to the extent that the matter that is the subject of the claim is reflected on, accrued for or reserved against or otherwise provided for in the Final Closing Working Capital Statement (but only up to the amount for which the matter is reflected on, accrued for or reserved against or otherwise provided for in the Final Closing Working Capital Statement).

                  (h) Seller shall have no liability for indemnification with respect to any claim for indemnification that relates to the passing of, or any change in, after the Closing Date, any Law or any accounting policy, principle or practice or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date.

                  (i) With respect to any claim for indemnification relating to environmental matters in which Parent, Purchaser or any other Purchaser Indemnified Party is required under applicable Environmental Law to initiate or conduct a response action (a "Response Action"), Seller shall only be responsible to provide indemnification with respect to the most economically reasonable Response Action required under applicable Environmental Law. A claim arising out of off-site disposal that is resolved through agreement, settlement or consent among a group of potentially responsible parties with the appropriate Government shall be deemed economically reasonable as long as consistent with that affecting other similarly situated Persons. Seller shall have the option to supervise and perform any Response Action. Parent and Purchaser shall, and shall cause each other Purchaser Indemnified Party to, reasonably cooperate with Seller and its Representatives in connection with any Response Action.

                  (j) In connection with any Response Action performed by Seller, any action required to be performed by Seller under the AOC ("AOC Work") and any action performed by Seller under Section 5.12 ("Compliance Action") ("Response Action," "AOC Work" and "Compliance Action" shall be referred to herein collectively as the "Work"), subject to the Cedarburg Lease and the Real Property Leases, Parent and Purchaser shall, and shall cause each other Purchaser Indemnified Party to, provide Seller and its Representatives reasonable access to any affected Real Property to supervise and perform the Work, subject to the following:

                        (i) Seller and its Representatives shall promptly commence and diligently and expeditiously perform the Work to completion in a good and workmanlike manner, in compliance with all applicable Laws and Purchaser's reasonable health and safety requirements. The Work shall be performed by competent, licensed contractors, under the supervision of a competent, licensed consultant;

                        (ii) Purchaser grants to Seller and its Representatives a revocable temporary permission to enter any affected Real Property in order to supervise and perform any Work (the "Access"). Access may be exercised by Seller and its Representatives for the sole purpose of supervising and performing the Work. Access shall continue until ten (10) days after completion of the Work, except that Access shall continue to the extent necessary to monitor the affected Real Property;

                        (iii) Not later than ten (10) days after termination of Access, Seller and its Representatives shall remove any tools, equipment or materials placed on the affected Real Property by Seller or its Representatives and shall repair any damage to any affected Real Property caused by Seller or its Representatives;

                        (iv) Seller and its Representatives shall use their reasonable efforts to minimize any interference with Purchaser's activities at any affected Real Property in connection with performance of the Work by or on behalf of Seller or its Representatives;

                        (v) The grant of Access provided herein is intended to be and shall be construed only as temporary permission to Seller and its Representatives to supervise and perform the Work on any affected Real Property and shall not be construed as a grant of easement or other interest in such Real Property. Seller and its Representatives shall have Access only to such areas of the affected Real Property as are necessary to supervise and perform the Work;

                        (vi) Seller shall give Purchaser reasonable advance notice before any entry by Seller or its Representatives onto any affected Real Property in connection with the supervision or performance of any Work;

                        (vii) Purchaser shall have the right, at its own cost, to have one or more of its Representatives present during any activities conducted by or for Seller in connection with any Response Action pursuant to this Section 7.4(j) or the AOC Work. Purchaser shall also have the right, at its own cost, to receive a "split" of any sample taken by or for Seller or its Representatives on or from any affected Real Property in connection with any Response Action or the AOC Work;

                        (viii) Seller shall give Purchaser reasonable advance notice of any meeting to be held with any Government having jurisdiction over any Response Action and the right to attend and participate in any such meeting. With respect to the AOC Work, to the extent reasonably practicable in light of applicable Law and the requirements of any Government, Seller shall provide to Purchaser a copy of any work plan at least ten (10) days in advance of submittal to any Government and shall revise such work plan to incorporate any reasonable comments made by Purchaser;

                        (ix) Seller shall keep Purchaser reasonably informed of the progress of any Response Action performed pursuant to this Section 7.4(j) and the AOC Work. All information (including information from samples, measurements or tests) and all documentation (including copies of field documentation, chain-of-custody documents, laboratory records and reports and quality assurance/quality control documentation) collected or created by or for Seller or its Representatives in connection with performing any Response Action or the AOC Work shall be provided to Purchaser as soon as practicable after it comes into Seller's possession. All reports submitted to any Government by, to or for Seller or its Representatives concerning any Response Action or the AOC Work shall be provided to Purchaser no later than ten (10) days after completion of such reports;

                        (x) Seller shall be solely and fully responsible for the handling, storage and disposal of any Hazardous Materials created, collected or otherwise generated in connection with any Work performed by Seller or its Representatives;

                        (xi) Seller shall keep any affected Real Property free and clear of any and all Liens which may result from acts or omissions of Seller and its Representatives in connection with any Work and shall cause all such Liens to be bonded or otherwise discharged of record within thirty (30) days after their filing;

                        (xii) Purchaser may refuse or terminate Access for failure, or reasonable threat of failure, by Seller or its Representatives to comply with applicable safety, health or Environmental Laws in connection with the performance of the Work;

                        (xiii) If, after Seller's receipt of written notice that Parent, Purchaser or any other Purchaser Indemnified Party is required under applicable Environmental Law to initiate or conduct a Response Action or Compliance Action that is subject to Seller's indemnity obligations under this
Section 7, Seller fails to commence and thereafter to prosecute diligently to conclusion the Response Action or Compliance Action, Purchaser shall be entitled to do so. If Seller fails to commence and diligently prosecute to conclusion such Response Action or Compliance Action and Purchaser elects to conduct the Response Action or Compliance Action as provided in the preceding sentence, then, provided that Purchaser conducts (and Purchaser hereby agrees to conduct) the Response Action or Compliance Action in accordance with the requirements of
Section 7.4(j) to the same extent that those requirements would be applicable to Seller if Seller performed the Response Action or Compliance Action, then (A) such Response Action or Compliance Action performed by Purchaser shall be deemed to have been approved by, and shall be binding on, Seller, as though Seller had assumed the obligation to supervise and perform the Response Action or Compliance Action, and (B), in accordance with and subject to the indemnification provisions of this Section 7, Seller shall pay any cost reasonably incurred by Purchaser in connection with conducting the Response Action or Compliance Action within fifteen (15) business days after receiving evidence reasonably substantiating the incurring of such expense. If Purchaser elects to conduct the Response Action or Compliance Action, (A) Purchaser shall give Seller reasonable advance notice of any sampling or any other on-site activities (other than such other activities that are not material to the Response Action or Compliance Action (an "Immaterial Activity")) performed in connection with such Response Action or Compliance Action, (B) Seller shall have the right to have one or more of its Representatives present during such sampling or other on-site activities (other than Immaterial Activities) and to obtain a "split" of any sample taken by or for Purchaser in connection with such Response Action or Compliance Action, and (C) Seller shall have the same rights as Purchaser would have under Sections 7.4(j)(viii)-(ix) if Seller had conducted the Response Action or Compliance Action;

                  (k) Notwithstanding anything contained herein to the contrary, to the extent that any facts or circumstances give rise to a Claim under (i)
Section 7.1(a) and (ii) any of Sections 7.1(d)-(j), the liability of the Seller for such Claim under Sections 7.1(d)-(j), as applicable, shall control.

                  (l) Notwithstanding anything contained herein to the contrary, to the extent that any facts or circumstances give rise to (i) a Claim under this Section 7 and (ii) a purchase price adjustment to the Initial Cash Purchase Price under Section 2.4, such facts or circumstances shall first be resolved under the purchase price adjustment mechanism pursuant to

Section 2.4. To the extent that the Initial Cash Purchase Price has been adjusted pursuant to Section 2.4 and Purchaser is paid in connection therewith, neither Purchaser nor any other Purchaser Indemnified Party shall not be entitled to a "second" payment under Section 7 for any facts or circumstances which could have also given rise to a Claim under Section 7.

            7.5 INDEMNIFICATION PROCEDURE.

                  (a) Third-Party Claims.

                        (i) Promptly after receipt by a party entitled to be indemnified under this Section 7 (an "Indemnified Party") of notice of the commencement of any Action for which the Indemnified Party intends to assert a claim for indemnification against another party (an "Indemnifying Party") under this Section 7, the Indemnified Party shall give notice to the Indemnifying Party of the commencement of such Action with reasonable promptness (so as to not prejudice the Indemnifying Party's rights).

                        (ii) The Indemnifying Party shall be entitled to participate in any Action described in Section 7.5(a)(i) above and, to the extent that it wishes, to assume the defense of such Action with counsel reasonably satisfactory to the Indemnified Party. Following the assumption of defense by an Indemnifying Party, the Indemnifying Party shall not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Action, and the Indemnified Party shall have the right to participate in the defense with its own counsel at its own expense. No compromise or settlement of any claims in an Action shall be binding on an Indemnifying Party for purposes of the Indemnifying Party's indemnity obligations under this Agreement without the Indemnifying Party's express written consent. The Indemnifying Party may not compromise or settle any claims in an Action without the Indemnified Party's express written consent, which shall not be unreasonably withheld, unless the compromise or settlement involves only the payment of money (which is paid by the Indemnifying Party) and does not include any admission of liability by the Indemnified Party.

                        (iii) A party granted the right to direct the defense of any Action under this Section 7.5 shall (A) keep the other parties hereto informed of material developments in the Action, (B) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Action, (C) permit the other parties and their counsel, to the extent practicable, to confer on the conduct of the defense of the Action, and (D) to the extent practicable, permit the other parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties shall make available to each other and each other's counsel and accountants all of their books and records relating to the Action, and each party shall provide to the others such assistance as may be reasonably required to insure the proper and adequate defense of the Action. Each party shall use its good faith efforts to avoid the waiver of any privilege of another party. The assumption of the defense of any Action by an Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party's rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to the Action was not required.

                        (iv) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice of the claim, setting forth in reasonable detail the factual and contractual bases for the claim, to the party from whom indemnification under this Section 7 is sought.

            7.6 EXCLUSIVE REMEDY. Except as provided in Section 2.4, this
Section 7 constitutes the sole and exclusive remedy of Purchaser and Seller for money damages with respect to any matters arising under or with respect to this Agreement or any document executed and delivered by any party to another party at Closing, and Parent, Purchaser and Seller hereby irrevocably waive and release the others from any and all claims and other causes of action, including claims for contribution, relating to such matters. No party shall be entitled to rescind this Agreement following the Closing in the event of a breach of any representation, warranty or covenant made by another party in this Agreement.

      8. ADDITIONAL COVENANTS AND AGREEMENTS.

            8.1 EXPENSES. Except as otherwise set forth in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees, costs and expenses of its own Representatives.

            8.2 PUBLIC RELEASES. Parent, Purchaser and Seller shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, shall consult with each other as to the form and substance of other public disclosures related thereto, and shall not make any such press release or such other disclosures prior to such agreement or consultation; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which it deems necessary in light of applicable Law, after notice to the other parties with the opportunity to comment to the extent that delay of the disclosure is permitted under such Law.

      9. MISCELLANEOUS.

            9.1 ENTIRE AGREEMENT. Except for the Confidentiality Agreement dated January 26, 2004 executed by Parent, this Agreement (including all Schedules, Exhibits and other documents executed and delivered pursuant hereto) supersedes any and all other agreements, oral or written, among the parties hereto with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the transactions contemplated hereby.

            9.2 AMENDMENTS; WAIVER. This Agreement may be amended, modified, superseded or canceled and any of its provisions may be waived only by a written instrument executed by all of the parties or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right of that party at a later time to enforce the same or a different provision. No waiver by any party of any condition or of any breach of any provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of the same or a different provision.

If any party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any Claims from the other parties in respect of the matter or matters so waived.

            9.3 SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, except that Purchaser may effect any such assignment to any Affiliate, but any such assignment shall not relieve Parent or Purchaser of its duties and obligations contained in this Agreement.

            9.4 NOTICES. Any notice, request, demand or other communication to be given pursuant to the terms of this Agreement must be in writing and shall be deemed to have been duly given on the day it is delivered by hand, on the day it is sent by facsimile with confirmation of receipt by the transmitting facsimile machine, on the next business day after it is sent by a nationally recognized overnight mail service (delivery charge prepaid), or on the third business day after it is mailed first class, postage prepaid, in each case to the following addresses:

If to Seller:                            Amcast Industrial Corporation
                                         7887 Washington Village Drive
                                         Dayton, Ohio  45499-3959
                                         Attention:  Joseph R. Grewe, President
                                         and Chief Executive Officer
                                         Facsimile:  937-291-7007

with copies to:                          Barnes & Thornburg LLP
                                         601 Campau Square Plaza
                                         99 Monroe Ave., NW
                                         Grand Rapids, Michigan  49503
                                         Attention: R. Paul Guerre, Esq.
                                         Facsimile: 616-742-3999

If to Parent or Purchaser:               Park-Ohio Industries, Inc.
                                         23000  Euclid Ave.
                                         Cleveland, Ohio 44117
                                         Attention: Robert D. Vilsack, Esq.
                                         Facsimile: 216-692-6877

with copies to:                          Calfee, Halter & Griswold LLP
                                         1400 McDonald Investment Center
                                         800 Superior Avenue
                                         Cleveland, Ohio 44114
                                         Attention: Douglas A. Neary, Esq.
                                         Facsimile: 216-241-0816
or to such other address or to such other person as any party shall have last designated by written notice provided to the other parties in the manner set forth in this Section.

            9.5 SEVERABILITY. If any provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

            9.6 NO THIRD PARTY BENEFICIARY. This Agreement is for the benefit of, and may be enforced only by, Seller, Parent and Purchaser and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

            9.7 APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to conflict of law principles.

            9.8 ARBITRATION. Subject to the indemnification provisions set forth in Section 7 above:

                  (a) The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to mediate and arbitrate, shall be mediated before a mediator agreeable to both parties or, if they cannot agree, then before JAMS, or its successor. The mediation shall be conducted at a mutually agreeable location or, if they cannot agree, then at the JAMS office in Chicago, Illinois. Any party may commence mediation by providing to the other parties a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with one another in selecting a mediator and in scheduling the mediation proceedings. The parties covenant that they shall participate in the mediation in good faith, and that they shall share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties or their Representatives, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other Action involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

                  (b) Any party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. Arbitration may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys fees, to be paid by the party or parties against whom enforcement is ordered.

                  (c) Any arbitration shall be conducted at a mutually agreeable location or, if the parties cannot agree, in Chicago, Illinois. The arbitration shall be before a sole arbitrator mutually selected by the parties or, if they cannot agree, then before a retired judge to be selected by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, who shall thereafter administer the arbitration, provided however that JAMS shall identify the preceding ten
(10) arbitrations conducted by each arbitrator candidate and the lawyers involved in the arbitration. The arbitration shall be conducted pursuant to the foregoing rules except as set forth herein. The parties to the dispute shall be permitted to conduct pre-hearing discovery in the form of depositions and document production requests subject to the control of the arbitrator. The award of the arbitrator shall be a reasoned award specifying all essential findings of fact and conclusions of law necessary to support the award. Judgment on the award may be entered in any court of competent jurisdiction. In any proceeding to confirm the award, the court also shall have jurisdiction to review the award for errors of law.

                  (d) The cost of the arbitration shall initially be borne equally by the parties. In the award the arbitrator shall allocate, consistent with Section 7 hereof, all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party, against the party or parties who did not prevail.

            9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts and by the parties on separate counterparts, all of which shall be considered one and the same instrument, and each of which shall be deemed an original. Each of the parties hereto (i) has agreed to permit the use, from time to time, of faxed or otherwise electronically transmitted signatures in order to expedite the consummation of the transactions contemplated hereby, (ii) intends to be bound by its respective faxed or otherwise electronically transmitted signature, (iii) is aware that the other parties hereto shall rely on the faxed or otherwise electronically transmitted signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by fax or otherwise electronically transmitted.

            9.10 HEADINGS; CONSTRUCTION. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and shall not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the words "including" or "includes" whenever used in this Agreement do not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            9.11 CONSENT TO SERVICE OF PROCESS AND JURISDICTION. If it becomes necessary for any party to enforce the provisions of Section 9.8 of this Agreement or any arbitration award obtained pursuant to Section 9.8 of this Agreement by legal action, the parties hereby consent that suit may be brought hereunder in any court of appropriate jurisdiction in Montgomery County, Ohio, U.S.A., or in the United States District Court for the Southern District of Ohio, regardless of the state, county or country in which any party may reside or have such party's domicile (corporate or individual) at the time of any such action. Parent, Purchaser and Seller consent to service of process and other notices given or required in any proceedings submitted to arbitration by either party pursuant to the provisions of Section 9.8 by personal delivery or by registered mail addressed to such party at the addresses set out in Section 9.4. However, any party may serve legal process in any other manner permitted by Law or the rules of the American Arbitration Association.

            9.12 CERTAIN INFORMATION. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any item in any Schedule to this Agreement is intended, or will be construed or offered in any dispute among the parties as evidence of, the material nature of such dollar amount or item, nor shall it establish any standard of materiality upon which to judge the inclusion of any other items in any Schedules to this Agreement. The information contained in this Agreement and the Schedules to this Agreement is disclosed solely for the purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any Person of any matter whatsoever, including of any violation of Law or breach of any contract.

      10. CERTAIN DEFINITIONS.

            10.1 DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the meanings given to them below, and all other capitalized terms used in this Agreement that are not defined in this Section 10 but defined elsewhere in this Agreement shall have for purposes of this Agreement the meanings set forth elsewhere in this Agreement:

            "ACTION" means any action, suit, complaint, claim, counter-claim, petition, set-off, inquiry, investigation, administrative proceeding, arbitration, or private dispute resolution proceeding, whether at law, in equity, by contract or agreement, or otherwise, and whether conducted by or before any Government, any Forum, or other Person.

            "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "AOC" means the Administrative Order on Consent issued by U.S. EPA on February 28, 2003 in the case styled In the Matter of Cedar Creek, Amcast Industrial Corp., Cedarburg, Wisconsin, Docket No. V-W-'03-C-737, and any amendments thereto.

            "EMPLOYEE" or "EMPLOYEES" means the persons listed on Schedule 4.10.

            "ENVIRONMENTAL LAW" means any and all Laws in effect as of the date of this Agreement relating to pollution or protection of human health or the environment (including ambient air, indoor air, surface water, ground water, land surface, or subsurface strata), including: (i) CERCLA, (ii) the Resource Conservation and Recovery Act, as amended, 42

U.S.C. Sections 6901, et seq. ("RCRA"), (iii) the Clean Air Act, 42 U.S.C.Sections 7401 et seq.; (iv) the Clean Water Act, 33
U.S.C.Sections 1251, et seq., (v) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.Sections 11011, et seq., (vi) the Oil Pollution
Act of 1990, 33 U.S.C.Sections 2701, et seq., (vii) the Hazardous Materials Transportation Act, 49 U.S.C.Sections 1801, et seq., (viii) the Toxic Substances Control Act, 15 U.S.C.Sections 2601, et seq., (ix) the
Occupational Safety and Health Act, 29 U.S.C.Sections 651, et seq., (x) any state or local Law similar to the Laws listed in parts (i) - (ix) of this paragraph, (xi) any amendments to the statues, laws or ordinances listed in parts (i) - (ix) above, in existence on the date hereof, and (xii) any other Law in effect as of the date of this Agreement relating to emissions, discharges, releases, threatened releases, generation, management, handling, control, use, treatment, storage, disposal, transport, removal, remediation or recovery of any Hazardous Material.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "FACILITIES" means Seller's facilities located in Richmond, Indiana, Detroit, Michigan, Southfield, Michigan, Wapakoneta, Ohio and Cedarburg, Wisconsin at which the Business is conducted.

            "FORUM" means any federal, state, local or municipal court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

            "GAAP" means United States generally accepted accounting principles.

            "GOVERNMENT" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

            "LAW" means all federal, state, local or municipal constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, conventions and similar laws and legal requirements, as in effect on the date of this Agreement.

            "LIEN" means any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, however evidenced or created, but excluding any of the foregoing (i) disclosed in this Agreement (including any Schedule to this Agreement), (ii) for water, sewage and similar charges and current Taxes and assessments not yet due and payable or being contested in good faith, (iii) relating to mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the Ordinary Course of Business of the Business, (iv) arising or resulting from any action taken by Purchaser or its Affiliates, (v) relating to easements, rights of way, restrictions and other similar liens that do not materially interfere with the ordinary conduct of operations, (vi) relating to imperfections or defects in title that do not materially adversely affect the value or use of the applicable asset, (vii) consisting of purchase money security interests created in the Ordinary Course of Business, (viii) arising under Law in favor of landlords, and (ix) to which Purchaser consents in writing.

            "MATERIAL ADVERSE EFFECT" means an actual, material adverse effect on the financial condition of the Business considered as a whole, but shall be deemed to exclude (i) any changes resulting from general economic, regulatory or political conditions, (ii) acts attributable to, omissions by or circumstance affecting Parent, Purchaser or their Affiliates, (iii) circumstances that affect the industries in which the Business operates generally, or (iv) any changes resulting from the announcement or pendency of the transactions contemplated by this Agreement.

            "ORDINARY COURSE OF BUSINESS" means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

            "PCB CONTAMINATION" means any polychlorinated biphenyls ("PCBs") that are or were: (i) present on or before the Closing Date on or at any Real Property or any equipment or machinery located thereon (or present on any other property, if such PCBs emanated or allegedly emanated from any Real Property or any equipment or machinery located thereon and was present on any Real Property or any equipment or machinery located thereon, on or prior to the Closing Date), or (ii) released (as "release" is defined in Section 101(22) of CERCLA) on or at any Real Property or any equipment or machinery located thereon on or prior to the Closing Date.

            "PERSON" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association or organization, and a Government.

            "REPRESENTATIVE" means with respect to a particular Person, any director, officer, manager, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, lenders, accountants and financial advisors.

            "SELLER'S KNOWLEDGE" shall means the actual knowledge of Joseph Grewe, Francis Drew, Kenneth Stakas, Chuck Frothingham, Jagan Nath and Jim Moran.

            "TAXES" shall mean all income, property, sales, use, customs, franchise, value added, ad valorem, withholding, employees' income withholding, and social security and Medicare taxes imposed by any Government, and all interest and penalties thereon.

                                    * * * * *

      Parent, Purchaser and Seller have caused this Asset Purchase Agreement to be duly executed as of the date first set forth above.

                                         PARENT:

                                         PARK-OHIO INDUSTRIES, INC.

                                         By:   /s/ Robert D. Vilsack
                                            --------------------------

                                         Its: Secretary
                                             -------------------------


                                         PURCHASER:

                                         GAMCO COMPONENTS GROUP LLC

                                         By:   /s/ Robert D. Vilsack
                                            --------------------------

                                         Its: VP and Secretary
                                             -------------------------


                                         SELLER:

                                         AMCAST INDUSTRIAL CORPORATION

                                         By:   /s/ Joseph R. Grewe
                                            --------------------------

                                         Its:  President
                                             -------------------------




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